UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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P.A.M. TRANSPORTATION SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P.A.M. TRANSPORTATION SERVICES, INC.

297 West Henri De Tonti Boulevard

Tontitown, Arkansas 72770

(479) 361-9111

www.pamtransport.com

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 24, 2019

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To our Stockholders:

The 2019 annual meeting of stockholders of P.A.M. Transportation Services, Inc., a Delaware corporation (“PTSI” or the “Company”), will be held at 306 West Seventh Street, Fort Worth, TX 76102, on April 24, 2019, at 11:00 a.m. local time. The meeting is being held for the purpose of considering and voting on the following proposals:

1.

To elect nine directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified (the Board of Directors recommends a vote “FOR” the nominees named in the attached proxy statement proposal);

2.	To ratify the appointment of Grant Thornton LLP as PTSI’s independent registered public accounting firm for the next fiscal year (the Board of Directors recommends a vote “FOR” this proposal); and

3.	Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

All stockholders of record as of the close of business on March 7, 2019, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Daniel H. Cushman

President and Chief Executive Officer

March 19, 2019

Your Vote Is Important

Whether or not you plan to attend the meeting in person, you are urged to promptly submit your proxy so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Your prompt action will help us reduce the expense of proxy solicitation.

P.A.M. Transportation Services, Inc.

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Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on April 24, 2019

_______________

P.A.M. Transportation Services, Inc.

_______________

Annual Meeting of Stockholders

April 24, 2019

PROXY STATEMENT

This proxy statement and form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of P.A.M. Transportation Services, Inc. (“PTSI” or the “Company”) for use at our annual meeting of stockholders (the “Annual Meeting”) to be held at 306 West Seventh Street, Fort Worth, TX 76102, on April 24, 2019, at 11:00 a.m. local time, and at any or all adjournments or postponements of the meeting. The telephone number for our principal executive office is (479) 361-9111. This proxy statement and form of proxy are being mailed to stockholders on or about March 19, 2019.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON APRIL 24, 2019

Our combined Proxy Statement and 2018 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, are available at www.edocumentview.com/PTSI.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of the Annual Meeting, including the election of directors, ratification of the appointment of our independent public accounting firm, and consideration of such other business as may properly come before the Annual Meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 7, 2019 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares at the meeting. Holders of our common stock are entitled to one vote per share.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record.” If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Stockholders who are “street name” holders will need to bring a copy of a brokerage statement reflecting their ownership as of the Record Date in order to attend the meeting.

What is a proxy?

A proxy is your legal designation of another person, the “proxy,” to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons appointed as proxies by our Board of Directors (the “Board”) the authority to vote your shares as indicated on the proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, 5,916,910 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes (where a bank, broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

You may vote by mail or follow the alternative voting procedures described on the accompanying proxy card. If you complete, sign and return the proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote in accordance with the recommendations of the Board, as set out below.

If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under current stock exchange rules, brokers who do not have instructions from their customers may not use their discretion in voting their customers’ shares on certain specific matters that are not considered to be “routine” matters, including the election of directors, executive compensation and other significant matters. The proposal in this Proxy Statement to elect directors is not considered to be a routine matter. Therefore, without your specific instructions, your shares will not be voted on this matter and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum. You should follow the directions provided by your nominee regarding instructions on how to vote your shares.

The ratification of the appointment of Grant Thornton, LLP as the Company’s independent registered public accounting firm is considered a routine matter, and therefore, if beneficial owners fail to give voting instructions, brokers, banks and other nominees will have the discretionary authority to vote shares of our common stock with respect to this proposal.

If, as of the Record Date, you are a stockholder of record and you attend the meeting, you may vote in person at the meeting.

The authorized capital stock of PTSI consists of 40,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on March 7, 2019, there were 5,916,910 shares of common stock eligible to vote.

What Is A Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because:

(1)	the beneficial owner has not instructed the nominee on how to vote, and

(2)	the nominee lacks discretionary voting power to vote such issues.

Under NASDAQ rules, a nominee does not have discretionary voting power with respect to the approval of “nonroutine” matters absent specific voting instructions from the beneficial owners of such shares.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with each proposal in this proxy statement. In summary, the Board recommends a vote:

●	“FOR” the election of the nominated slate of directors

●	“FOR” the ratification of the appointment of Grant Thornton LLP as PTSI’s independent registered public accounting firm

What vote is required to approve each proposal?

●

Election of Directors. The affirmative vote of the holders of shares of our common stock representing a plurality of the shares of our common stock voting on the matter is required for the election of directors. Votes withheld and broker non-votes are not counted toward a nominee’s total number of votes.

●

Other Proposals. For each other proposal, the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” or not marked at all with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the proposal.

Are there other matters to be voted on at the Annual Meeting?

As of the date of this proxy statement, our Board of Directors does not know of any other matters that may come before the meeting, other than the Proposals described in this proxy statement. Should any other matter requiring a vote of the stockholders arise and be properly presented at the Annual Meeting, the proxy included with this proxy statement confers upon the persons named in the proxy and designated to vote the shares, discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

Can I revoke or change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a stockholder at any time before it is exercised at the Annual Meeting by delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be paid by the Company. Our directors, officers, and other employees may, without compensation other than their regular compensation, solicit proxies by further mailings or personal conversation, or by telephone, facsimile or electronic means. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

How many Directors are there?

Our Amended and Restated By-Laws (the “Bylaws”) provide that the number of directors shall not be less than three nor more than fifteen members, with the precise number to be fixed by resolution of the stockholders or the Board of Directors. Currently, we have ten directors. The Board of Directors has recommended nine nominees for election at the Annual Meeting. Effective upon the Annual Meeting, the Board of Directors has fixed the number of directors at nine directors.

How long do Directors serve?

Our Bylaws provide that each Director shall hold office until the Annual Meeting of stockholders held next after his election and until his successor has been duly elected and has qualified, or until his resignation, removal from office, or death. The stockholders of the Company elect successors for Directors whose terms have expired at the Annual Meeting. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board.

Do the stockholders elect the executive officers?

No. Executive Officers are elected by the Board and hold office until their successors are elected and qualified or until the earlier of their death, retirement, resignation or removal.

Our Board of Directors encourages stockholders to attend the Annual Meeting. Whether or not you plan to attend, you are urged to promptly submit your proxy.

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PROPOSAL ONE

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ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten directors. Members of our Board are elected annually to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Our Board has nominated for re-election eight of the current directors and one new director nominee. Two current directors, Norman E. Harned and Daniel C. Sullivan, will be retiring from the Board upon completion of their current terms at the Annual Meeting. The biography of each of the nominees below contains information regarding the person’s service as director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director.

Michael D. Bishop	Nominee

Michael D. Bishop, age 51, served as a member of the United States Congress from 2014 to 2018. During his tenure in Congress, Mr. Bishop was appointed to and served on the House Ways and Means Committee, the Judiciary Committee, and the Higher Education Committee. Preceding his service in the United States Congress, Mr. Bishop was the Chief Legal Officer and General Counsel of International Bancard Company, a nation-wide financial services technology company. Prior to his role at International Bancard, Mr. Bishop was a Senior Attorney with Clark Hill PLC, an international law firm, where he concentrated in the areas of Public Policy and Business Law. Before joining Clark Hill PLC, Mr. Bishop was elected to and served in the Michigan State legislature from 1998 to 2010. During his tenure in the Michigan State legislature, Mr. Bishop was chosen to serve as the Senate Majority Leader and also served on various committees including chairing the Senate Banking and Financial Institutions Committee and the Constitutional Law and Ethics Committee. Mr. Bishop is a licensed real estate broker and an attorney licensed to practice law in the state of Michigan, the District of Columbia, and before the U.S. Supreme Court. He also serves as an Adjunct Professor of Law at the Thomas M. Cooley Law School. His thorough understanding of legal matters, public policy, financial analytics, and budgeting qualify him for service on the Board of PTSI.

Frederick P. Calderone	Director Since 1998

Frederick P. Calderone, age 68, has been a director since 1998. Mr. Calderone recently retired after over 20 years of service as a Vice President of CenTra, Inc. (“CenTra”). CenTra is a transportation holding company headquartered in Warren, Michigan, that is owned by the Moroun family. Prior to joining CenTra, Mr. Calderone was a partner with Deloitte, Haskins, & Sells, Certified Public Accountants (now Deloitte LLP). Mr. Calderone has also served as a member of the Board of Directors of Universal Logistics Holdings, Inc. (NASDAQ: ULH) since 2009. Mr. Calderone is a certified public accountant and an attorney. His thorough understanding of financial reporting, generally accepted accounting principles, financial analytics, taxation and budgeting qualify him for service on the Board of PTSI.

Daniel H. Cushman	Director Since 2009

Daniel H. Cushman, age 64, has served as President and Chief Executive Officer since July 2009. Prior to his employment with the Company, Mr. Cushman served as Vice President of Sales and Marketing for CRST International, Inc. in Cedar Rapids, Iowa (“CRST”), from July 2008 to July 2009, and as Vice President and General Manager of Dedicated Services for CRST from March 2008 to July 2008. From January 2007 to March 2008, Mr. Cushman was Senior Executive Vice President and Chief Marketing Officer for Werner Enterprises in Omaha, Nebraska. From January 2002 to December 2006, he served as Executive Vice President Chief Marketing and Operations Officer for Werner Enterprises. These experiences and his knowledge of the day-to-day operations and management of the Company qualify him to serve on the Board of PTSI.

W. Scott Davis	Director Since 2007

W. Scott Davis, age 56, is Director of Partner Relations of Circumference Group, LLC, an investment management partnership, where he is responsible for business development and client relations. Prior to that, he served as Vice Chairman and Chief Financial Officer of Clearview International, LLC, a data center business headquartered in Dallas, Texas, until the company was sold in April 2016. He had been an investor in Clearview since June 2009. Mr. Davis was a Partner and Senior Managing Director of Rock Financial Partners, LLC from April 2009 to December 2013. From August 2006 to April 2009, he served as the President and sole owner of WS Davis, Inc., the company through which he performed his consulting work. From 1987 to 2006, Mr. Davis worked for Stephens Inc., an investment banking firm, including serving as an Executive Vice President of Stephens Inc. from 2002 to 2006. Mr. Davis has served as a director of PTSI since August 2007. He has extensive experience in the investment banking industry. He currently serves as Chairman of our Audit Committee. His extensive experience in financial statement analysis and review qualifies him to serve on the Board and as a member of the Audit Committee of PTSI.

Edwin J. Lukas	Director Since 2018

Edwin J. Lukas, age 51, is Executive Vice President and General Counsel of CenTra, Inc. Mr. Lukas joined CenTra in January 2016. Prior to that time, Mr. Lukas was a partner at Bodman PLC, a 150-attorney law firm headquartered in Detroit, Michigan, where his practice focused on corporate law, mergers and acquisitions, and securities compliance matters. He previously served as the Chairman of the Business Law Section of the State Bar of Michigan. He is a graduate of the University of Pennsylvania and the University of Detroit School of Law, where he served as Editor-in-Chief of the University of Detroit Law Review. Mr. Lukas brings to our Board extensive experience in representing both public and private companies in a wide range of industries. Mr. Lukas became a director of PTSI in October 2018. His breadth of experience provides him with subject matter expertise in corporate law, corporate finance, capital markets transactions, mergers and acquisitions, and securities compliance matters. These experiences qualify him for service on the Board of PTSI.

Franklin H. McLarty	Director Since 2014

Franklin H. McLarty, age 44, is co-founder and co-chairman of Southern United Auto Group (“SUAG”). Prior to establishing SUAG, he served as President and Chief Executive Officer of RML Automotive (formerly RLJ McLarty Landers Automotive Holdings) (“RML”), one of the nation’s largest automotive retailers, from 2010 to 2016, and was a founding executive of RML. Mr. McLarty is also Senior Vice President and a board member of the McLarty Companies, a fourth-generation family transportation business. Prior to joining RML’s predecessor firm, McLarty-Landers LLC, in 2005, Mr. McLarty served as Vice President of McKibbon Hotel Group from 2003 to 2005 and previously as a managing director of Miami, Florida, based hotel company, Seaway Group. He currently serves as a director of Tire Group International, LLC, a Miami-based international wholesale tire distributor, and as a director and member of the investment committee of Palo Verde Holdings, a Bermuda-based reinsurance company. Mr. McLarty became a director of PTSI in May 2014. He currently serves on the Audit Committee. Mr. McLarty’s extensive financial and transportation-related experience as an executive in the automotive industry and his insight into the Company’s customer base qualify him to serve on the Board and as a member of the Audit Committee of PTSI.

H. Pete Montano	Director Since 2019

H. Pete Montano, age 59, recently retired as Vice President of Sales of Contract Freighters, Inc. (“CFI”), a trucking and logistics company which formerly operated as a division of Con-way, Inc. and XPO Logistics, Inc. As Vice President of Sales and Revenue Management for CFI, he oversaw sales in the United States, Canada and Mexico and was responsible for the strategic sales planning, account growth and training for all sales in the United States, Mexico and Canada as well as the pricing and bid departments. Mr. Montano served over 28 years in various capacities with CFI, starting as Director of Sales for Mexico. Mr. Montano brings significant industry experience and cross-border expertise to our board. Prior to his time at CFI, Mr. Montano worked for Roadway Express, where he was in charge of sales for regions of the United States and Mexico. Mr. Montano became a director of PTSI in January 2019. He is a dual citizen of the United States and Mexico and brings extensive sales and operational experience to the board and particular knowledge and insight relating to the Company’s Mexico operations. Mr. Montano’s comprehensive cross-border and transportation-related experience qualify him to serve on the Board of PTSI.

Manuel J. Moroun	Director Since 2002

Manuel J. Moroun, age 91, is a principal shareholder of CenTra, Inc., a holding company based in Warren, Michigan and has served as Chief Executive Officer of CenTra since 1970. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing logistics and transportation services. Mr. Moroun has served as a director of PTSI since 2002. Mr. Moroun also has served as a director of Universal Logistics Holdings, Inc. (NASDAQ: ULH) since 2004. Manuel J. Moroun is the father of Matthew T. Moroun. With over 50 years of experience in starting and managing transportation businesses, Mr. Moroun brings the perspective and insight of a successful transportation entrepreneur to the Board’s role in evaluating the Company’s business planning and performance. These experiences qualify him for service on the Board of PTSI.

Matthew T. Moroun	Director Since 1992

Matthew T. Moroun, age 45, is the sole shareholder, President and a director of DIBC Holdings, Inc., a holding company for Detroit International Bridge Company and its subsidiaries, based in Warren, Michigan. He is also a principal shareholder of CenTra, Inc., a holding company based in Warren, Michigan. Mr. Moroun has served as Vice Chairman and as a director of CenTra since 1993. Mr. Moroun is also the principal shareholder and has served as Chairman of Oakland Financial Corporation, an insurance and real estate holding company based in Sterling Heights, Michigan, and its subsidiaries, since 1996. Mr. Moroun is a principal shareholder in other family owned businesses engaged in providing logistics and transportation services. Mr. Moroun has served as a director of PTSI since 1992 and as Chairman of the Board since 2007. Mr. Moroun has served as a director and as Chairman of the Board of Universal Logistics Holdings, Inc. (NASDAQ: ULH) since 2004. Matthew T. Moroun is the son of Manuel J. Moroun. Mr. Moroun’s extensive leadership experience with businesses providing transportation and logistics services brings invaluable perspective and insight to the Board’s role of evaluating the Company’s business planning and performance. This experience and insight qualify him for service as Chairman of the Board of PTSI.

Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the nine director nominees. All of the nominees have indicated their willingness to serve on the Board of Directors. If any nominee should become unwilling or unavailable to serve, our Board may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board has no reason to believe that any of the nominees will become unavailable to serve.

Your Board of Directors Recommends that Stockholders Vote

FOR

Each of the Nominees Named Above

CORPORATE GOVERNANCE

Director Independence

NASDAQ listing standards generally require that a majority of our Board of Directors be independent. Because more than 50% of the voting power of our company is controlled by Mr. Matthew T. Moroun and a trust of which Mr. Matthew T. Moroun is a co-trustee, we have elected to be treated as a “controlled company” in accordance with Rule 5615(c) of the NASDAQ Listing Rules. Accordingly, we are not subject to the NASDAQ rules that would otherwise require us to have (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; and (iii) a nominating committee composed solely of independent directors.

Recently, our Board of Directors reviewed the independence of director nominees and determined that four of our director nominees, Messrs. Bishop, Davis, McLarty and Montano, meet the standards for independence required by applicable NASDAQ listing standards. In making this determination, our Board has concluded that none of the independent directors has a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Structure and Role in Risk Oversight

Our Board of Directors has chosen to separate the positions of Chairman and Chief Executive Officer (“CEO”). Mr. Matthew T. Moroun is the Chairman of the Board and Mr. Daniel H. Cushman is the President and CEO. This separation of Chairman and CEO allows for greater oversight of PTSI by the Board. The Board is actively involved in oversight of risks that could affect PTSI. This oversight is conducted primarily through the Audit Committee, as disclosed in the committee description below and in its charter, and by the full Board, which has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by our committee chairs regarding each committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within PTSI.

Board Meetings

During 2018, our Board of Directors held five meetings. All directors, except Mr. Manuel J. Moroun, attended at least 75% of the meetings of our Board, including committees on which they then served, during the period that they served.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”), and the Executive Committee. The membership of these committees, as of March 15, 2019, is as follows:

Audit Committee	Compensation Committee	Executive Committee
W. Scott Davis*	Daniel H. Cushman	Daniel H. Cushman
Norman E. Harned	Matthew T. Moroun*	Matthew T. Moroun*
Franklin H. McLarty
Daniel C. Sullivan

* Committee chairman

Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee has four members. Each of the members of the Audit Committee is an independent director as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. The Audit Committee has a charter that has been approved by our Board of Directors and is available on our website, at www.pamtransport.com under the caption of “Investors.”

The Audit Committee met four times in 2018. The Audit Committee assists our Board of Directors in overseeing our accounting and financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, retention and compensation of our registered public accounting firm. Our Board of Directors has determined that Messrs. Davis, Harned and McLarty, are each qualified as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission (“SEC”). More information about the Audit Committee is included below under the heading “Audit Committee Report.”

Compensation Committee. Following the retirement of two of our independent directors effective as of our Annual Meeting in 2013, our Board of Directors elected to appoint our Chairman of the Board and our CEO as the two members of our Compensation Committee based on our status as a “controlled company” under the NASDAQ Listing Rules. The Compensation Committee met one time in 2018. The Compensation Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for our executive officers. The Compensation Committee’s responsibilities and authority include:

●	reviewing trends in management compensation and the competitiveness of our executive compensation programs;

●	overseeing development of new compensation plans, and approving or recommending for determination by our Board of Directors revisions of existing plans;

●	determining, or recommending for determination by our Board of Directors, the salaries, bonus and other compensation for executive officers and key employees other than our CEO;

●	reviewing and making recommendations concerning long-term incentive compensation plans, including stock option and other equity-based plans;

●	to the extent eligible to do so, acting as the committee of our Board of Directors that administers equity-based plans, incentive compensation plans and employee benefit plans; and

●	reviewing and approving, or recommending to our Board of Directors for approval, compensation packages for new officers and severance arrangements for officers.

The full Board evaluates the performance of our CEO and determines the CEO’s salary, bonus and other compensation. The Board also determines the compensation of our directors and administers our equity-based compensation plans with respect to awards to our named executive officers and our directors.

If a member of a committee of our Board of Directors is absent from a meeting, the Bylaws give Board committees authority to unanimously appoint another member of our Board of Directors to act at the meeting in place of the absent committee member. While the Compensation Committee could use this authority, it has no plans to do so. The Compensation Committee has the authority to retain compensation consultants but does not currently use compensation consultants. The Compensation Committee operates without a written charter.

Executive Committee. The Executive Committee exercises the authority of our Board of Directors in accordance with the Bylaws between regular meetings of our Board. The Executive Committee did not meet during 2018.

Director Nominating Process. Our Board does not have a nominating committee that nominates candidates for election to our Board. That function is performed by our Board of Directors. Each member of our Board participates in the consideration of director nominees. Our Board of Directors believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. Our Board of Directors believes that not having a separate nominating committee saves the administrative expense that would be incurred in maintaining such a committee, and saves time for directors who would serve on a nominating committee if it were established. As there is no nominating committee, we do not have a nominating committee charter.

At least a majority of our independent directors participate in the consideration of director nominees. These directors are independent, as independence for nominating committee members is defined in the NASDAQ listing standards. However, so long as the Company continues to be a controlled company (within the meaning of NASDAQ Rule 5615(c)), the Board of Directors may be guided by the recommendations of the Company’s majority stockholder in its nominating process. After discussion and evaluation of potential nominees, the full Board of Directors selects the director nominees.

Our Board will consider as potential nominees persons recommended by stockholders. Recommendations should be submitted to our Board of Directors in care of our Secretary, Allen W. West, at Post Office Box 188, Tontitown, Arkansas 72770. Each recommendation should include a personal biography of the suggested nominee, a description of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

Our Board has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by our Board of Directors. Generally, candidates have been known to one or more of our Board members. Our Board of Directors has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. The Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. In evaluating candidates for nomination, our Board of Directors will consider the factors it believes to be appropriate, which would generally include the candidate’s independence, personal and professional integrity, business judgment, relevant experience and skills, including those related to transportation services, and potential to be an effective director in conjunction with the rest of our Board in collectively serving the long-term interests of our stockholders. Although our Board has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. Our Board of Directors does not evaluate potential nominees for director differently based on whether they are recommended to our Board by a stockholder.

Communications with Directors and Attendance at the Annual Meetings

Stockholders may communicate directly with our Board of Directors as a group by writing to our Board of Directors, care of the Secretary of PTSI, Post Office Box 188, Tontitown, Arkansas 72770. Our Secretary will review all of the correspondence and regularly forward to our Board of Directors a summary of the correspondence, and copies of all of the correspondence that, in his opinion, deals with the functions of our Board of Directors or any of its committees or that our Secretary otherwise determines requires the attention of our Board of Directors. Directors may at any time review a log of all of the correspondence that is addressed to our Board, and request copies of any and all of the correspondence.

Our Board of Directors has a policy of encouraging our directors to attend the annual meetings of the stockholders. In 2018, all but one of our then-current directors, who was excused for good reason, attended the Annual Meeting.

Code of Ethics

We have adopted a written code of ethics that applies to all our directors, officers and employees, including our CEO and our chief financial and accounting officer. We have posted a copy of our Code of Ethics on our website at www.pamtransport.com under the caption “Investors”. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

In 2018, Messrs. Matthew T. Moroun and Daniel H. Cushman served as members of the Compensation Committee for the full year as allowed under NASDAQ Rule 5615(c) based on the Company’s status as a controlled company. Mr. Cushman is currently President and CEO of PTSI. Mr. Moroun is Chairman of the Board of Directors and our largest stockholder. Information regarding certain transactions between PTSI and entities controlled by Mr. Moroun is provided in the section entitled “Transactions With Related Persons” on page 28 of this proxy statement. None of our executive officers serves or served as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves or served as a director or member of our Compensation Committee.

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AUDIT COMMITTEE REPORT

Each current member of the Audit Committee is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC.

The Audit Committee’s primary purpose is to assist the Board of Directors in overseeing:

●	the accounting and financial reporting process;
●	audits of financial statements and internal control over financial reporting; and
●	internal control and audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between us and our independent auditor, including having direct responsibility for the auditor’s appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, and reviews the activities of our internal audit function.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reporting to the Audit Committee on any significant deficiencies or material weaknesses that are found.

The Audit Committee discussed with PTSI’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of our financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed pursuant to Auditing Standard 1301 (Communications with Audit Committees). The Audit Committee and Grant Thornton also reviewed management’s assessment included in management’s report on internal control over financial reporting and Grant Thornton’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

The Audit Committee has discussed with Grant Thornton the firm’s independence from management and us, and has received from Grant Thornton the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee has considered the compatibility of the provision of non-audit services with maintaining Grant Thornton’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2018, with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Audit Committee Members

W. Scott Davis, Chairman

Norman E. Harned

Franklin H. McLarty

Daniel C. Sullivan

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation Committee Members

Matthew T. Moroun, Chairman

Daniel H. Cushman

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our primary goal for the compensation of our executive officers is to create long-term value for our stockholders. Our compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and create long-term value for our stockholders, while at the same time making efficient use of our resources. The compensation of our executive officers is designed to reward financial and operating performance, to align their interests with those of our stockholders, and to encourage them to remain with us.

Executive Officers of PTSI

Our executive officers are Daniel H. Cushman and Allen W. West.

Name	Age	Position	Years of Service
Daniel H. Cushman	64	President and Chief Executive Officer	10
Allen W. West	51	Vice President of Finance, Chief Financial Officer, Secretary and Treasurer	22

___________________________

Daniel H. Cushman. Mr. Cushman, age 64, has served as President and CEO since July 2009. Prior to his employment with the Company, Mr. Cushman served as Vice President of Sales and Marketing for CRST International, Inc. in Cedar Rapids, Iowa (“CRST”) from July 2008 to July 2009, and as Vice President and General Manager of Dedicated Services for CRST from March 2008 to July 2008. From January 2007 to March 2008, Mr. Cushman was Senior Executive Vice President and Chief Marketing Officer for Werner Enterprises in Omaha, Nebraska. From January 2002 to December 2006, he served as Executive Vice President Chief Marketing and Operations Officer for Werner Enterprises.

Allen W. West. Mr. West, age 51, has served as Vice President of Finance, Chief Financial Officer, Secretary and Treasurer since June 2013. Mr. West served as Vice President of Tax and Financial Reporting of PTSI from 2007 to June 2013 and as Director of Tax from 1997 to 2007. Prior to joining PTSI, Mr. West served in various finance-related capacities within the trucking industry and within public accounting. He is a Certified Public Accountant and a Chartered Global Management Accountant.

Elements of Compensation

We have three key elements of compensation: annual base salary, cash incentive compensation, and long-term equity incentives. Annual base salary is intended to attract and retain talented executives, and reward them for annual achievement. Cash incentive compensation is intended to motivate our executive officers to achieve specified financial results or superior performance. Long-term equity incentives are intended to align the interests of our executive officers with those of our stockholders by linking compensation to stock price appreciation. In addition, when the criteria for vesting of equity awards includes achieving specified financial results, the equity awards also serve the purpose of motivating our executive officers to achieve those results.

Determining Compensation

Historically, the compensation of our executive officers has been based primarily on the judgment of the Compensation Committee of our Board of Directors. Following the retirement of two of our former independent directors effective at our Annual Meeting on May 23, 2013, the Board of Directors appointed our Chairman, Mr. Matthew Moroun, and our CEO, Mr. Daniel Cushman, to the Compensation Committee in accordance with the exemption from the compensation committee independence requirements for controlled companies under NASDAQ Rule 5615(c). Currently, the Compensation Committee determines the compensation for our officers and key employees other than the CEO, while the Board of Directors makes all decisions regarding the CEO’s compensation and approves the equity awards to the named executive officers.

In determining compensation for our executive officers, the Compensation Committee and the Board consider competitive market compensation paid by other companies, including truckload dry van carriers and other trucking companies, but do not attempt to maintain a specified target percentile within a peer group or otherwise rely on compensation paid by other companies to determine our executive compensation. The Compensation Committee and the Board review and evaluate many factors, including:

●	PTSI’s performance and growth;

●	financial measurements such as revenue, revenue growth, net operating income and operating ratio, and trends in those measurements;

●	leadership qualities;

●	ability to achieve strategic objectives;

●	scope and performance of business responsibilities;

●	management experience and effectiveness;

●	individual performance and performance as a management team;

●	current compensation arrangements; and

●	long-term potential to maintain and enhance value for our stockholders.

The Board members generally do not adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements but strive to achieve an appropriate mix between annual base salary, cash incentive compensation and long-term equity incentives to meet our objectives.

The Board members receive regular updates on our business results from management and review the quarterly financial statements and projections to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The Board members may also review information, such as reported revenue, profit levels, market capitalization and disclosed governance practices, regarding comparably–sized companies in our industry to assess our comparative performance and organizational structure. The Board members use management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions. The Board members take the view that a close connection between compensation and performance objectives encourages our executive officers to make decisions that will result in significant positive short-term and long-term returns for our business and our stockholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the executive officers, the business or our stockholders.

Based on this information, the Board members regularly evaluate both the short-term and long-term performance compensation for the executive officers to ensure alignment with our business objectives. The committee also works closely with management regarding long-term equity incentives, which emphasize stockholder returns while providing enhanced retention value for key executives.

Annual Cash Compensation

Base Salary. Each of our named executive officers receives an annual base salary to compensate him for services performed during the year. The base salary for each named executive is established based on the scope of his responsibilities, his level of experience and expertise, and his abilities to lead and direct the Company and achieve various financial and operational objectives. Our general compensation philosophy is to pay executive base salaries that are competitive with the salaries of executives in similar positions, with similar responsibilities, at comparable companies. We have not benchmarked our named executive officer base salaries against the base salaries at any particular company or group of companies. The initial base salary of our CEO and the current base salary of our Chief Financial Officer (“CFO”) were established in accordance with their respective employment agreements. Base salaries are reviewed and adjusted by the Compensation Committee or the Board, as applicable, on an annual basis after taking into account individual responsibilities, performance and expectations. The base salaries paid to our named executive officers are set forth below in the “Summary Compensation Table” and the accompanying narrative disclosure.

Cash Incentive Compensation. The Compensation Committee’s and the Board’s practice is to award an annual cash bonus to each of the named executive officers as part of his annual compensation. Bonuses are intended to provide executives with an opportunity to receive additional cash compensation, and are based on individual performance and the Company’s performance. The Committee and the Board believe this practice provides an incentive for strong financial and operating performance and aligns the interests of management with the interests of our stockholders.

During December 2018, we awarded discretionary cash bonuses to Mr. Cushman in the amount of $618,000 and to Mr. West in the amount of $201,000.

During December 2017, we awarded discretionary cash bonuses to Mr. Cushman in the amount of $240,000 and to Mr. West in the amount of $128,000. In addition, in May 2017, Mr. West was awarded a discretionary cash bonus in the amount of $122,013. The terms of Mr. Cushman’s bonuses provided that 50% of the bonus was paid immediately, while the remaining 50% will be paid in equal installments of 12.5% of the bonus amount awarded during each of the next four succeeding years. The terms of Mr. West’s bonuses provided that 50.0% of the bonus was paid immediately, while the remaining 50.0% of the bonus will be paid in equal installments of 12.5% of the bonus amount awarded during each of the next four succeeding years, subject to his continued employment with the Company.

In August 2016, the Board approved a short-term cash incentive plan for 2016 for the Company’s named executive officers and certain other employees providing for cash bonus awards to be determined based on the achievement of certain revenue growth and operating ratio performance targets as of December 31, 2016. The amount of the bonus could vary from zero to 100% of base salary for Mr. Cushman, our CEO, and from zero to 60% of base salary for Mr. West, our CFO. Under the plan, if the Company’s revenue growth during 2016 exceeded 8%, as compared to 2015 revenue achieved, and the operating ratio for 2016 was less than 95%, Mr. Cushman would receive a bonus ranging from 40% to 80% of his base salary and Mr. West would receive a bonus ranging from zero to 40% of his base salary, with the applicable base salary being the executive’s base salary in effect at December 31, 2016. If the Company’s revenue growth during 2016 exceeded 11%, as compared to 2015 revenue achieved, and the operating ratio for 2016 was less than 95%, Mr. Cushman would receive a bonus ranging from 60% to 100% of his base salary and Mr. West would receive a bonus ranging from zero to 60% of his base salary, with the applicable base salary being the executive’s base salary in effect at December 31, 2016. The maximum bonus would be earned if revenue growth exceeded 11% for 2016 at an operating ratio for 2016 of less than 91%. For purposes of the plan, operating ratio equals the Company’s operating expenses for 2016, divided by the Company’s operating revenues for 2016, as each is determined in accordance with U.S. generally accepted accounting principles, except that both operating revenues and operating expenses are reduced by the amount of fuel surcharge revenue and each exclude operating revenues and operating expenses associated with the Brokerage and Logistics division. For purposes of the bonus determination, the Company’s revenue growth achieved for 2016 was 8.7% and the operating ratio for 2016 was 94.2%, resulting in a cash bonus to Mr. Cushman of $200,013. Under the terms of the plan, 50% of the bonus amount was paid in 2017 and the remaining 50% of the bonus amount is being paid in equal installments of 12.5% of the bonus amount awarded during each of the next four succeeding years.

Other Compensation

Long-Term Equity Incentives. Long-term equity incentives are awarded to our named executive officers as part of our overall compensation package. These awards are granted under our Amended and Restated Stock Option and Incentive Plan (the “Plan”), which was adopted by the Board of Directors in March 2014 and approved by our stockholders in May 2014. The Plan authorizes grants to our employees, directors, and consultants of awards of stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock units, and unrestricted common stock. A total of 750,000 shares of our common stock, subject to adjustments, are reserved for the issuance of stock awards under the Plan.

The Compensation Committee and the Board believe that long-term equity incentives, such as stock options and restricted stock, are consistent with the Company’s philosophy and represent an additional vehicle for aligning management’s interests with the interests of our stockholders. When determining the amount of long-term incentive grants to be awarded to our named executive officers, the Board members consider, among other factors, the business performance of the Company, the responsibilities and performance of the executive, and the performance of our stock price.

On December 19, 2018, the Company granted 12,000 restricted shares of our common stock to Mr. Cushman and 6,000 restricted shares of our common stock to Mr. West. These restricted shares vest in four equal annual installments beginning on the first anniversary of the grant date.

On April 26, 2017, the Company granted 100,000 restricted shares of our common stock to Mr. Cushman. These restricted shares vest in three equal annual installments beginning on the first anniversary of the grant date.

On March 10, 2016, the Company granted 5,000 restricted shares of our common stock to Mr. Cushman. These restricted shares vest in four equal annual installments, the first of which vested immediately and the remainder of which will vest on the anniversary of the grant date in each of the next three years.

We did not grant any stock options to our executive officers in 2018, 2017, or 2016.

Retirement and Health Benefits. We sponsor a retirement savings plan for all of our eligible employees, including our executive officers. The plan qualifies under section 401(k) of the Internal Revenue Code, as amended. This plan allows eligible employees to make tax deductible contributions to the plan. We make employer matching contributions to the plan for each eligible employee. The matching contributions are 50% of each participating employee’s voluntary contribution up to 3% of the participant’s compensation. These matching contributions vest at the rate of 20% each year until fully vested after five years.

We offer health, vision and dental insurance to our executive officers.

Perquisites. We allow each of our executive officers to use a company owned automobile. With the exception of this perquisite, our policy is to provide minimal, if any, perquisites to our executive officers. This helps set an example for all employees that personal expenses are not payable from company funds and helps to control expenses.

Post-Employment Compensation. We do not provide a defined benefit pension plan or post-retirement health insurance coverage for our executive officers or any of our other employees. We do not offer deferred compensation plans, and do not have agreements that provide compensation to our executive officers based upon the occurrence of a change in control of PTSI. However, our executive officers would be entitled to receive certain compensation if we terminate employment based on a determination that such termination would be in our best interest. See “Potential Payments Upon Termination or Change In Control – Payments Upon Termination Based on Our Best Interest” for more information regarding such payments.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer, chief financial officer or certain of the company’s other most highly compensated executive officers. Historically, there was an exception to this $1 million limitation for compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (compensation paid only if the individual’s or the company’s performance meets pre-established objective goals based on performance criteria approved by the stockholders), and compensation paid to the chief financial officer was excluded from the $1 million limit. Effective January 1, 2018, the Tax Cuts and Jobs Act eliminated the exception for performance-based compensation, and the chief financial officer’s compensation is no longer excluded. The amendments to Section 162(m) include a grandfather clause applicable to compensation paid pursuant to a written binding contract in effect on November 2, 2017 that is not materially modified after such date. We periodically review the potential consequences of Section 162(m) but do not have a specific policy to structure the compensation for our executive officers so that it will not be subject to the deduction limitations of Section 162(m). For 2018, we were precluded by Section 162(m) from deducting a portion of compensation that we paid to Mr. Cushman.

Share Ownership Guidelines

We do not have stock ownership requirements for our executive officers.

Role of Executive Officers in the Compensation Process

The elements of executive compensation are discussed at meetings of the Compensation Committee and the Board, with significant input from our Chairman of the Board and our CEO. Annual base salary is generally determined annually but may be determined for a multi-year period at the time that employment agreements are negotiated with our executive officers, if applicable. Cash incentive compensation and other bonuses and forms of stock-based compensation are discussed from time to time, but there is no set schedule for making determinations regarding these types of compensation. The committee and the Board retain considerable flexibility in deciding when to address these matters. In making its compensation decisions, the Board members will usually seek input from the executive officers. However, the Board makes the final decisions on compensation of our CEO and on equity awards to our executive officers, and the committee makes the final decisions on other compensation to our executive officers. The committee is authorized to utilize compensation consultants. Neither the committee nor the Board utilized a compensation consultant regarding 2018 executive compensation.

Stockholder Approval of the Company’s Compensation Programs

At our 2017 Annual Meeting of Stockholders, we held our third advisory vote on executive compensation, commonly referred to as “say on pay.” Our stockholders overwhelmingly approved the “say on pay” resolution presented with more than 98% of the shares represented in person or by proxy at the meeting voting to approve our executive compensation. The Compensation Committee and the Board reviewed these voting results and, given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. At our 2017 Annual Meeting of Stockholders, over 83% of the shares voted (excludes abstentions and broker non-votes) were in favor of our recommendation to hold the “say on pay” vote every three years. As such, the next stockholder vote on “say on pay” is scheduled for 2020. The next stockholder vote on the frequency of future “say on pay” votes is scheduled for 2023.

Summary Compensation Table

The following table provides information regarding the compensation earned by the executive officers for the three years ended December 31, 2018.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

Daniel H. Cushman	2018	610,430	618,000	436,200	-	-	16,363	1,680,993
President and Chief Executive Officer	2017	565,448	240,000	1,638,000	-	-	13,706	2,457,154
	2016	500,032	-	154,050	-	200,013	13,726	867,821

Allen W. West	2018	327,626	201,000	218,100	-	-	8,405	755,131
Vice President of Finance, Chief Financial	2017	311,702	250,013	-	-	-	9,405	571,120
Officer, Secretary and Treasurer	2016	293,867	-	-	-	-	6,232	300,099

(1)

The amount shown for Mr. Cushman for 2018 represents a discretionary cash bonus that was awarded and paid at the rate of 50% during 2018 with the remaining 50% being paid at the rate of 12.5% of the bonus amount awarded during each of the next four years. The amount shown for Mr. West for 2018 represents discretionary cash bonuses awarded and paid at the rate of 50% during 2018 with the remaining 50% being paid at the rate of 12.5% of the bonus amounts awarded during each of the next four years. The amount shown for Mr. Cushman for 2017 represents a discretionary cash bonus that was awarded and paid at the rate of 50% during 2017 with the remaining 50% being paid at the rate of 12.5% of the bonus amount awarded during each of the next four years. The amount shown for Mr. West for 2017 represents discretionary cash bonuses awarded and paid at the rate of 50% during 2017 with the remaining 50% being paid at the rate of 12.5% of the bonus amounts awarded during each of the next four years.

(2)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718.

(3)

Amounts shown for 2016 represent cash bonuses earned under a short-term incentive plan, which were paid at the rate of 50% of the bonus amount during 2017 with the remaining 50% to be paid at the rate of 12.5% of the bonus amount awarded during each of the next four succeeding years.

(4)	Amounts shown represent employer matching contributions under our section 401(k) qualified retirement savings plan and the fair value of the use of company-owned automobiles.

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Employment Agreements

Daniel H. Cushman. On June 29, 2009, we entered into an employment agreement with our President and CEO, Mr. Cushman. Pursuant to the agreement, the Company agreed to pay Mr. Cushman an initial annual salary of $400,000. In addition, at the beginning of his employment, he received a bonus of $55,000 to be used at his discretion toward expenses for his relocation to Tontitown, Arkansas, and the sale of his home in Nebraska. The Company also agreed to reimburse Mr. Cushman for up to $1,800 per month for up to eighteen months for temporary living expenses. The employment agreement includes provisions regarding termination of employment and his non-compete, non-solicitation and confidentiality obligations to the Company. Additional information regarding these provisions is discussed below under the heading “Potential Payments Upon Termination or Change in Control.”

The annual base compensation for Mr. Cushman set forth in the employment agreement was determined by the Compensation Committee and recommended to, and approved by, our Board of Directors. Under the terms of the agreement, Mr. Cushman’s performance is reviewed annually for changes in base compensation and bonus. Mr. Cushman currently earns an annual salary of $618,020. On March 9, 2017, the Board of Directors approved an addendum to Mr. Cushman’s employment agreement to clarify that any deferred bonus amounts earned by Mr. Cushman but not yet paid will be payable in full at the time of his death or retirement.

Allen W. West. On March 7, 2019, we entered into an employment agreement with our Vice President of Finance, Chief Financial Officer, Secretary and Treasurer, Mr. West, effective as of January 1, 2019. Pursuant to the agreement, the Company agreed to pay Mr. West an initial annual salary of $335,140. Under the terms of the agreement, Mr. West’s performance is reviewed annually for changes in base compensation and bonus. The employment agreement includes provisions regarding termination of employment and his non-compete, non-solicitation and confidentiality obligations to the Company. Additional information regarding these provisions is discussed below under the heading “Potential Payments Upon Termination or Change in Control.”

Our executive officers may participate in bonus and other incentive plans that are approved from time to time by our Board of Directors or Compensation Committee. The executive officers are also entitled to any fringe benefits that we may provide for our employees in the normal course of our business.

Salary and Bonus Compared to Total Compensation

We have not established a proportion that salary and bonus should be of our executive officers’ total compensation. As indicated in the Summary Compensation Table, the proportion for 2018 that salary and bonus were of total compensation ranged from 70% to 73% for our executive officers.

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Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2018. No stock options were granted to our executive officers during 2018. As of March 1, 2019, 405,083 shares of our common stock remain available for future awards under the 2014 Amended and Restated Stock Option and Incentive Plan.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other	All Other
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)

Daniel H. Cushman	12/19/18	-	-	-	-	-	-	12,000	-	-	436,200

Allen W. West	12/19/18	-	-	-	-	-	-	6,000	-	-	218,100

(1)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718.

The restricted shares granted on December 19, 2018 vest in four equal annual installments of 25%, beginning on the first anniversary date from the date of the grant.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2018, regarding equity awards, including unexercised stock options, for each of the executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Daniel H. Cushman	-	-	-	-	-	79,917	3,149,529	-	-
								-	-
Allen W. West	-	-	-	-	-	6,000	236,460	-	-

(1)	Based on the closing market price of $39.41 per share of PTSI’s common stock as reported on the NASDAQ Global Market on December 31, 2018.

Options Exercised and Stock Vested

The following table contains information about stock options exercised and restricted stock awards vested by each of our named executive officers during 2018.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise ($)	Number of shares acquired on vesting	Value realized on vesting ($)

Daniel H. Cushman	24,400	823,794	35,583	1,259,522

Allen W. West	425	20,094	250	8,990

Potential Payments Upon Termination or Change In Control

Generally, employment agreements that we enter into with any of our executive officers provide for payments that may be made to the executive officers following termination of their employment. The potential payments under our employment agreements with our executive officers and other payments to which our executive officers are entitled upon termination are discussed below and quantified in the tables that follow. We do not have any agreements or plans that provide for payments to any of our executive officers based on the occurrence of a change in control of PTSI.

No Payments If There Is a Termination for Just Cause

In the event that one of our executive officers is terminated for just cause, including conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination, or dishonesty, we would have no obligation to pay base salary or benefits beyond the last day worked.

Payments Upon Death

In the event of the death of one of our executive officers, we would pay the executive officer his base salary through the date of death. Upon death, Mr. Cushman would be entitled to receive any deferred bonus earned but not yet paid.

Payments Upon Disability

In the event that an executive officer becomes disabled and is unable to perform his duties, we may terminate his employment. If Mr. Cushman’s employment is terminated due to disability, he is entitled to receive his base salary and benefits for six months following the date of disability. If Mr. West’s employment is terminated due to disability, he is entitled to receive his base salary and benefits for three months following the date of disability and any deferred bonus earned but not yet paid.

Payments Upon Termination Based on Our Best Interest

In the event that an executive officer is terminated by our Board of Directors based upon a determination that such action would serve the Company’s best interest, we would generally have no obligation to pay base salary or benefits beyond the last day worked. However, Mr. Cushman would be entitled to receive base salary, benefits and any earned but unpaid bonus for a period of six months following the termination of employment, and Mr. West would be entitled to receive base salary for a period of six months following the termination of employment. If the Board of Directors elects to extend the covenant not to compete for one year, the executive officer will be entitled to receive base salary (and benefits for Mr. Cushman) for a period of 12 months.

Payments Upon Resignation, Including Retirement

Our executive officers have the right to resign by providing three months written notice of the intent to resign. Following such notice, we may terminate the executive’s employment before the end of the three month notice period. In the event an officer resigns with the required three months’ notice or is terminated following such notice, the executive officer would be entitled to receive base salary (and benefits for Mr. Cushman) through the end of the three month notice period. Upon retirement, Mr. Cushman would be entitled to receive any deferred bonus earned but not yet paid.

Employee Obligations

Under an employment agreement, our executive officers have agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates of our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, for a specified period after employment with us terminates. The duration of the non-compete period is one year for Mr. Cushman and six months for Mr. West. In the event that an executive officer is terminated because such termination is in the best interest of the Company, however, the duration of the covenant not to compete for each executive is for six months, unless the Board of Directors elects to extend this covenant not to compete for one year, in which case an executive officer will be entitled to receive base salary (and benefits for Mr. Cushman) for a period of 12 months. Our executive officers have also agreed that they will not, at any time in the case of Mr. Cushman and for six months after termination in the case of Mr. West, encourage, solicit or otherwise attempt to persuade any of our employees or any employees of the specified affiliates to leave our employment or employment with the specified affiliates. If an executive officer were to hire an employee from us or a specified affiliate during the restricted period, the executive officer has agreed to pay us or our affiliate 30% of the employee’s first year’s gross compensation. Under the employment agreements, our executive officers have also agreed to maintain the confidentiality of our proprietary information.

Options and Stock Awards

In December 2018, Messrs. Cushman and West each received restricted shares of our common stock, which vest in four equal installments, with the first 25% vesting beginning on the first anniversary of the grant date and the remainder to vest 25% annually for each of the remaining three years. The unvested shares are forfeited at the time of termination.

In April 2017, Mr. Cushman received restricted shares of our common stock, which vest in three equal installments, with the first 33.33% vesting beginning on the first anniversary of the grant date and the remainder to vest 33.33% annually for each of the remaining two years. The unvested shares are forfeited at the time of termination.

In March 2016, Mr. Cushman received restricted shares of our common stock, which vest in four equal installments, with the first 25% vesting immediately on the grant date and the remainder to vest 25% annually beginning on the first anniversary of the grant date. In general, the unvested shares are forfeited at the time of termination. However, if the executive’s termination is without cause or is due to death, disability or retirement upon or after reaching age 65, all unvested shares of restricted stock held by the executive at the time of his termination would immediately become fully vested.

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Table of Payments Upon Termination of Employment

The following tables provide information regarding amounts payable to each of our named executive officers in connection with a termination of his employment. The amounts shown assume that termination of employment was effective as of December 31, 2018, the last business day of our 2018 fiscal year, and include estimates of the amounts that would be paid. Amounts payable under employment agreements would be paid in equal installments pursuant to the Company’s regularly scheduled payrolls. The actual amounts would only be determined upon an officer’s termination of employment.

	Daniel H. Cushman
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)(1)	Resignation ($)	Retirement ($)
Base Salary	-	-	309,010	618,020	154,505	-
Non-Equity Incentive Plan Compensation (2)	-	511,507	-	-	-	511,507
All Other Compensation (3)	-	49,263	49,263	49,263	-	49,263
Total:	-	560,770	358,273	667,283	154,505	560,770

(1)

Mr. Cushman is entitled to receive his base salary and benefits for a period of six months following termination in the best interest of the Company, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary and benefits for a period of 12 months. This calculation assumes that the Board of Directors would elect to extend Mr. Cushman’s covenant not to compete for one year. If this option is not exercised the amount owed to Mr. Cushman for termination in the best interest of the Company would be $309,010.

(2)	Upon death or retirement, Mr. Cushman is entitled to receive any deferred bonus amounts earned but not yet paid.

(3)

Represents unvested shares of restricted stock that would vest immediately upon termination, based on the closing market price of $39.41 per share of PTSI’s common stock on December 31, 2018 as reported on the NASDAQ Global Market.

	Allen W. West
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)(1)	Resignation ($)	Retirement ($)
Base Salary	-	-	83,785	335,140	83,785	-
Non-Equity Incentive Plan Compensation (2)	-	200,379	200,379	-	-	-
All Other Compensation	-	-	-	-	-	-
Total:	-	200,379	284,164	335,140	83,785	-

(1)

Mr. West is entitled to receive his base salary for a period of six months following termination in the best interest of the Company, unless the Board of Directors elects to extend his covenant not to compete for one year, in which case he will be entitled to receive his base salary for a period of 12 months. This calculation assumes that the Board of Directors would elect to extend Mr. West’s covenant not to compete for one year. If this option is not exercised the amount owed to Mr. West for termination in the best interest of the Company would be $167,570.

(2)	Upon death or disability, Mr. West is entitled to receive any deferred bonus amounts earned but not yet paid.

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Director Compensation for 2018

The following table provides information about the compensation of our directors for the year ended December 31, 2018.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)

Frederick P. Calderone	30,000	10,033	-	-	-	-	40,033
W. Scott Davis	40,000	10,033	-	-	-	-	50,033
Norman E. Harned	34,000	10,033	-	-	-	-	44,033
Edwin J. Lukas (4)	7,500	-	-	-	-	-	7,500
Franklin H. McLarty	34,000	10,033	-	-	-	-	44,033
H. Pete Montano (5)	-	-	-	-	-	-	-
Manuel J. Moroun	30,000	10,033	-	-	-	100,000	140,033
Matthew T. Moroun	105,000	10,033	-	-	-	-	115,033
Daniel C. Sullivan	34,000	10,033	-	-	-	-	44,033

(1)

Our CEO and President, Mr. Cushman, who is also a director, has been omitted from this table because he receives no additional compensation for serving on our Board of Directors. Mr. Cushman’s compensation is included in the Summary Compensation Table.

(2)

The amounts shown represent the compensation expense that we recognized in 2018, determined in accordance with FASB ASC Topic 718, for shares of our common stock issued to our non-employee directors as a stock retainer. On March 31, 2018, each of our non-employee directors was awarded 276 unrestricted shares of common stock under our 2014 Amended and Restated Stock Option and Incentive Plan. The grant date fair value of $36.35 for each of these shares was determined based on the closing price on March 29, 2018.

(3)

Amounts paid to Mr. Manuel Moroun for 2018 represented payments under his Consulting Agreement with PTSI. The Consulting Agreement, as originally adopted in December 2007 and amended on April 25, 2018, automatically renews each year under the same terms and conditions until either party notifies the other party of its intention to terminate at least 30 days prior to the applicable renewal date. Pursuant to the agreement, Mr. Manuel Moroun provided us with consultation and advice as to the management and operation of PTSI, and such other consulting activities as we requested. For the services that Mr. Manuel Moroun rendered pursuant to the agreement, we paid him a consulting fee of $100,000 per year, in quarterly installments.

(4)	Mr. Lukas was elected to the Board of Directors on October 31, 2018.

(5)	Mr. Montano was elected to the Board of Directors on January 28, 2019.

Compensation Arrangements for Non-employee Directors

Director compensation is determined by our Board of Directors. For 2018, we paid our non-employee directors an annual retainer of $30,000, in quarterly installments, and a stock retainer valued at $10,000 based on the closing price of our common stock on March 29, 2018, the date of the award. The Chairman of the Board, which is a non-officer position, was paid an annual retainer of $100,000, and the chairmen of our Audit Committee and our Compensation Committee were paid additional annual retainers of $10,000 and $5,000, respectively. Members of our Audit Committee, other than the chairman, were paid an additional retainer of $4,000. We reimburse our directors for expenses that they incur in attending Board and committee meetings, including expenses for food, lodging and transportation.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of March 1, 2019, regarding beneficial ownership of our Common Stock by: (i) each person who is known to us to own beneficially more than 5% of our Common Stock; (ii) each of our directors; (iii) each of the named executive officers in the Summary Compensation Table of this annual report; and (iv) the total for our current directors and named executive officers as a group.

Name or Group of Beneficial Owner	Shares Owned	Shares Held in Trust	Options Exercisable and Shares Vesting Within 60 Days	Shares Beneficially Owned (1)	Percent of Class (2)
5% Stockholders:
Dimensional Fund Advisors LP (3)	389,326	-	-	389,326	6.58%
Renaissance Technologies LLC (4)	396,074	-	-	396,074	6.69%
Directors and Named Executive Officers:
Frederick P. Calderone	1,894	-	-	1,894	*
Daniel H. Cushman (5)	19,150	-	34,583	53,733	*
W. Scott Davis (6)	22,143	1,192	-	23,335	*
Norman E. Harned	1,894	-	-	1,894	*
Edwin J. Lukas (7)	-	-	-	-	*
Franklin H. McLarty	1,390	-	-	1,390	*
H. Pete Montano	-	-	-	-	*
Matthew T. Moroun (8)	912,560	2,992,000	-	3,904,560	65.99%
Manuel J. Moroun (9)	17,894	-	-	17,894	*
Daniel C. Sullivan	3,894	-	-	3,894	*
Allen W. West	-	-	-	-	*
Directors and named executive officers as a group	980,818	2,993,192	34,583	4,008,593	67.35%
Total Outstanding Shares as of March 1, 2019					5,916,910

*	Denotes less than one percent.

(1)

The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 1, 2019, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) over the shares set forth in the table. Includes shares that may be acquired pursuant to stock options granted under our stock option plans that are currently exercisable or become exercisable within 60 days of March 1, 2019.

(2)

The percentages shown are based on the 5,916,910 shares of our common stock outstanding as of March 1, 2019, plus the number of shares that the named person or group has the right to acquire within 60 days of March 1, 2019. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of March 1, 2019 are deemed to be outstanding with respect to such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(3)

Based upon a Schedule 13G/A, dated February 8, 2019, filed by Dimensional Fund Advisors LP, a Delaware limited partnership, which indicates that as of December 31, 2018, Dimensional Fund Advisors LP had sole voting power with respect to 380,609 shares and sole dispositive power with respect to 389,326 shares as an investment advisor or manager to investment companies, trusts and separate accounts that own the reported shares. Dimensional Fund Advisors LP had no shared voting or dispositive power with respect to the reported shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. We make no representation as to the accuracy or completeness of the information reported.

(4)

Based upon a Schedule 13G/A, dated February 13, 2019, filed by Renaissance Technologies LLC, a Delaware limited liability company (“RTC”), and Renaissance Technologies Holdings Corporation, a Delaware corporation (“RTHC”), which indicates that as of December 31, 2018, RTC and RTHC each had sole voting power with respect to 390,874 shares, sole dispositive power with respect to 394,774 shares, and shared dispositive power with respect to 1,300 shares as an investment advisor or manager to certain funds and accounts that own the reported shares. RTC and RHTC each had no shared voting power with respect to the reported shares. The address of RTC and RHTC is 800 Third Avenue, New York, New York 10022. We make no representation as to the accuracy or completeness of the information reported.

(5)	Includes 1,250 restricted shares that will vest on March 10, 2019 and 33,333 restricted shares that will vest on April 26, 2019.

(6)	Includes 1,192 shares held in trusts for Mr. Davis’ children, for which Mr. Davis serves as trustee.

(7)

Mr. Matthew Moroun is a co-trustee and a beneficiary of the Moroun Trust, which owns 2,992,000 shares of our common stock. Mr. Edwin J. Lukas is co-trustee with Mr. Matthew Moroun of the Moroun Trust and may therefore also be deemed to beneficially own the shares held by the Moroun Trust. Mr. Lukas disclaims any beneficial ownership interest in the shares held by the Moroun Trust, and this proxy statement shall not be deemed an admission that Mr. Lukas is the beneficial owner of such shares. The business address of each of Messrs. Moroun and Lukas is 12225 Stephens Road, Warren, Michigan 48091.

(8)	Includes 912,560 shares owned directly and 2,992,000 shares held by the Moroun Trust.

(9)	Does not include the 3,904,560 shares shown in the table as being beneficially owned by Mr. Manuel Moroun’s son, Mr. Matthew Moroun.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% stockholders are also required to furnish us with copies of the reports that they file. To our knowledge, based solely on a review of the copies of the reports furnished to us and representations received from our directors and executive officers, we believe that all reports required to be filed under Section 16(a) for 2018 were timely filed.

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____________________________________________________

PROPOSAL TWO

____________________________________________________

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as of and for the fiscal year ended December 31, 2018, were audited by Grant Thornton LLP, an independent registered public accounting firm. In 2018, the Audit Committee selected Grant Thornton LLP as our principal independent auditor for the year ending December 31, 2019.

Stockholders’ ratification of the selection of Grant Thornton LLP to be our independent registered public accounting firm for fiscal year 2019 is not required by our Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such change is in the best interests of PTSI and our stockholders.

We are not presently expecting that representatives of Grant Thornton LLP will attend the annual meeting of stockholders.

Your Board of Directors Recommends that Stockholders Vote

FOR

the Ratification of the Appointment of Grant Thornton LLP

as PTSI’s Independent Registered Public Accounting Firm

for the 2019 Calendar Year

INDEPENDENT PUBLIC ACCOUNTANTS—

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table shows the fees for professional services of Grant Thornton for audit and other services they provided to us for 2018 and 2017.

	2018	2017
Audit Fees (1)	$312,500	$294,376
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$312,500	$294,376

(1)

Includes the aggregate fees billed for professional services rendered for 2018 and 2017 for the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q.

The Audit Committee pre-approves audit services and non-audit services that are to be performed for us by our independent auditor. The Audit Committee has delegated authority to its chairman, or any two of its other members acting together, to approve, between meetings of the Audit Committee, audit services and permissible non-audit services. Approvals between meetings are required to be reported to the Audit Committee at its next meeting. In addition to there being engagement letters for audit services, the Audit Committee has determined that there should be an engagement letter for any non-audit services that are to be performed by the independent auditor. All of the services described in the table above were pre-approved by the Audit Committee, and the authority delegated to members of the Audit Committee was not used.

TRANSACTIONS WITH RELATED PERSONS

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as could have been obtained if the transaction had been with a person who is not related to us, or is in our best interest.

Mr. Matthew Moroun is Chairman of our Board of Directors, which is designated as a non-officer position, Chairman of the Compensation and Stock Option Committee and the Executive Committee of our Board of Directors, and our largest stockholder. He is the controlling stockholder, Vice Chairman and a director of CenTra, Inc., a transportation holding company based in Warren, Michigan. He is also the Chairman and controlling stockholder of Oakland Financial Corporation, an insurance holding company, and its subsidiaries, based in Sterling Heights, Michigan. Our director, Mr. Manuel Moroun, is the President and Chief Executive Officer of CenTra, and controls a trust that is the other major stockholder of CenTra. He is also a stockholder of Oakland Financial Corporation.

During 2018, certain subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, paid us a total of $5,182,462. These payments represent insurance claims payments of $2,510,236, freight transportation charges of $2,465,951 and real estate rent and upkeep of $206,275.

During 2018, we made payments to certain subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, in the aggregate amount of $19,982,113. These payments are described below.

Payments of $924,180 were made for real estate leases during 2018 which include maintenance facilities in one state and trailer drop yards in eleven states. The leases are generally month to month leases with automatic monthly renewal provisions.

Payments in the amount of $87,899 were made for management services during 2018. Payments of $5,814,933 were also made for equipment parts and maintenance services during 2018.

We made payments to subsidiaries of an affiliate of CenTra, Oakland Financial Corporation, during 2018 in the amount of $1,776,704 for insurance premiums paid pursuant to agreements to provide insurance coverage to certain of our independent contractors. The underlying agreements are made directly with the independent contractors. The full amount of these payments to the subsidiaries of Oakland Financial Corporation is recouped by us from the independent contractors. We also purchased physical damage insurance coverage on our tractors and trailers through an unaffiliated insurance broker, which is written by a subsidiary of Oakland Financial Corporation. During 2018, we received $2,510,236 in payments for claims filed. We secure coverage for commercial auto and general liability insurance through an unaffiliated insurance broker, which is written by a subsidiary of Oakland Financial Corporation. In 2018, we made premium payments of $11,006,800 for commercial auto liability and general liability coverage under these policies.

We purchase workers compensation insurance coverage through an unaffiliated insurance broker, which is written by a subsidiary of Oakland Financial Corporation. In 2018, we made payments of $271,597 for workers compensation coverage under this policy.

On December 6, 2007, we entered into a Consulting Agreement with Mr. Manuel Moroun for a one-year term that automatically renewed for four additional one-year periods. During 2013, the Company renewed this agreement under the same terms and conditions for an additional five-year period. During 2018, the agreement was extended on its existing terms until December 31, 2018, at which time the agreement automatically renewed and will continue to automatically renew for successive one-year periods until either party notifies the other party of its intention to terminate at least 30 days prior to the applicable renewal date. Pursuant to the agreement, Mr. Manuel Moroun provided consultation and advice as to the management and operation of PTSI, and such other consulting activities as we requested. During 2018, for the services that Mr. Manuel Moroun rendered pursuant to the agreement, we paid him a consulting fee of $100,000, which was paid in quarterly installments.

During 2017, certain subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, paid us a total of $3,869,893. These payments represent insurance claims payments of $2,376,543, freight transportation charges of $1,344,297, maintenance services performed in our maintenance facilities of $2,453, real estate rent and upkeep of $145,200, and leases of revenue equipment of $1,400.

During 2017, we made payments to certain subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, in the aggregate amount of $21,725,370. These payments are described below.

Payments of $375,415 were made for real estate leases during 2017 which include maintenance facilities in one state and trailer drop yards in nine states. The leases are generally month to month leases with automatic monthly renewal provisions.

Payments in the amount of $61,113 were made for management services during 2017. Payments of $4,753,696 were also made for equipment parts and maintenance services during 2017.

We made payments to subsidiaries of an affiliate of CenTra, Oakland Financial Corporation, during 2017 in the amount of $1,643,733 for insurance premiums paid pursuant to agreements to provide insurance coverage to certain of our independent contractors. The underlying agreements are made directly with the independent contractors. The full amount of these payments to the subsidiaries of Oakland Financial Corporation is recouped by us from the independent contractors. We also purchased physical damage insurance coverage on our tractors and trailers through an unaffiliated insurance broker, which is written by a subsidiary of Oakland Financial Corporation. During 2017, we made payments for these policies in the amount of $2,733,386, and received $2,376,543 in payments for claims filed. We secure coverage for commercial auto and general liability insurance through an unaffiliated insurance broker, which is written by a subsidiary of Oakland Financial Corporation. In 2017, we made premium payments of $11,876,521 for commercial auto liability and general liability coverage under these policies.

We purchase workers compensation insurance coverage through an unaffiliated insurance broker, which is written by a subsidiary of Oakland Financial Corporation. In 2017, we made payments of $281,506 for workers compensation coverage under this policy.

During 2017, we made quarterly payments totaling $100,000 to Mr. Manuel Moroun pursuant to a consulting agreement for which Mr. Moroun provides consultation and advice as to the management and operation of PTSI, and such other consulting activities as we requested.

We believe that substantially all of the above transactions were entered into on terms at least as favorable to us as could have been obtained from persons who were not related to us, and each of the transactions was in our best interest. We expect to continue transactions with subsidiaries of CenTra and other companies owned or controlled by our directors, Mr. Manuel Moroun and Mr. Matthew Moroun, in 2019 that are similar to those described above.

ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

Additional information concerning us, including our financial statements, is provided in our 2018 Annual Report to Stockholders that accompanies this proxy statement. Our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, is available to stockholders who make a written request for it to our Secretary, Allen West, at our principal executive office, Post Office Box 188, Tontitown, Arkansas 72770. Copies of exhibits filed with that report or referenced in it will be furnished to stockholders of record upon request and payment of our expenses in furnishing such documents. The Annual Report is also available on our website at www.pamtransport.com under the caption of “Investors.”

STOCKHOLDER PROPOSALS

In order for a proposal by a stockholder to be included in the proxy statement at the 2020 annual meeting of stockholders, the proposal must be received at our principal executive office not later than November 20, 2019, the date that is 120 days before the first anniversary of the date of this Proxy Statement. The proposal should be directed to the attention of the Secretary, for consideration for inclusion in our proxy statement and form of proxy relating to that meeting. Any such proposals must comply in all respects with the rules and regulations of the SEC.

In connection with our annual meeting of stockholders to be held in 2020, if we do not receive notice of a matter or proposal to be considered by February 2, 2020, then the persons appointed by our Board of Directors to act as the proxies for such annual meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the annual meeting, if such matter or proposal is properly raised at the annual meeting and put to a vote.

OTHER MATTERS

We do not know of any matters to be brought before the meeting other than those described in this proxy statement. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

By Order of the Board of Directors

Daniel H. Cushman

President and Chief Executive Office

March 19, 2019

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P.A.M. Transportation Services, Inc.

VOTE

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ENDORSEMENT_LINE______________ SACKPACK____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Time, on April 24, 2019.

Online
Go to **www.envisionreports.com/PTSI** or scan the QR code — login details are located in the shaded bar below.

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Michael D. Bishop	☐	☐	02 - Frederick P. Calderone	☐	☐	03 - Daniel H. Cushman	☐	☐
04 - W. Scott Davis	☐	☐	05 - Edwin J. Lukas	☐	☐	06 - Franklin H. McLarty	☐	☐
07 - H. Pete Montano	☐	☐	08 - Manuel J. Moroun	☐	☐	09 - Matthew T. Moroun	☐	☐

3. In their discretion, upon such other matters as may properly come before the meeting or any adjournments or postponements of the meeting.

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B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — P.A.M. Transportation Services, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of P.A.M. Transportation Services, Inc., a Delaware corporation, hereby appoints Daniel H. Cushman and Allen W. West, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2019 Annual Meeting of Stockholders of P.A.M. Transportation Services, Inc. to be held on April 24, 2019, and at any or all adjournments or postponements of the meeting, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES LISTED, AND FOR PROPOSAL 2, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

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